     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2000


                                                      REGISTRATION NO. 333-32780
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 4


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           ROSETTA INPHARMATICS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                  8731                                 91-1770023
   (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)                Identification Number)

                           12040 115(TH) AVENUE N.E.
                               KIRKLAND, WA 98034
                                 (425) 820-8900
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                         ------------------------------

                         STEPHEN H. FRIEND, M.D., PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           12040 115(TH) AVENUE N.E.
                               KIRKLAND, WA 98034
                                 (425) 820-8900
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of
                               Agent for Service)

                         ------------------------------

                                   COPIES TO:

                MARK J. HANDFELT                                       WILLIAM T. WHELAN
               JOHN W. ROBERTSON                                      JOHN J. CHENEY, III
                 MEGAN L. MUIR                           MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO,
               VENTURE LAW GROUP                                              P.C.
           A PROFESSIONAL CORPORATION                                 ONE FINANCIAL CENTER
              4750 CARILLON POINT                                       BOSTON, MA 02111
               KIRKLAND, WA 98033                                        (617) 542-6000
                 (425) 739-8700

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


  TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM         PROPOSED MAXIMUM
        SECURITIES               AMOUNT TO BE          OFFERING PRICE PER            AGGREGATE                AMOUNT OF
     TO BE REGISTERED            REGISTERED(1)              SHARE(2)             OFFERING PRICE(2)       REGISTRATION FEE(3)
Common Stock, par value
  $0.001                           8,050,000                 $12.00                 $96,600,000                $25,503



(1) Includes 1,050,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.



(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.



(3) Previously paid.

                         ------------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................  $   25,503
NASD filing fee.............................................      10,160
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     200,000
Legal fees and expenses.....................................     250,000
Accounting fees and expenses................................     250,000
Blue Sky qualification fees and expenses....................       5,000
Transfer Agent and Registrar fees...........................      10,000
Miscellaneous fees and expenses.............................     152,337
                                                              ----------
    Total...................................................  $1,000,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 4 of our Certificate of Incorporation (Exhibit 3.2 hereto) and
Article 6 of our bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, Rosetta has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among us and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    (a) Since inception in December 1996, Rosetta has issued and sold (without payment of any selling commission to any person except as indicated below) the following registered securities:

        1. In May and June 1997, Rosetta issued 1,883,842 shares of common stock to eleven founders;

        2. In June, August, September and October 1997, Rosetta sold a total of 4,462,500 shares of Series A preferred stock to a total of 13 investors, including entities affiliated with two of our directors, for an aggregate purchase price of $17,850,000. In connection with this financing, we paid an entity affiliated with one of our directors $712,500 in cash and issued warrants to purchase a total of 228,751 shares of Series A preferred stock (included in the warrant total below in (a)(3));

        3. In June, September, October, and December 1997 and July 1998, Rosetta issued warrants to purchase a total of 255,408 shares of Series A preferred stock with a weighted average exercise price of $4.01 per share to three investors;


        4. In June 1997 and September of 1999, Rosetta issued a total of 120,000 shares of common stock to a corporate partner in connection with a license agreement.

        5. In December 1997, Rosetta issued a total of 352,000 shares of common stock to a strategic partner in connection with a license agreement.

        6. In connection with the acquisition of Acacia Biosciences, Inc., in February 1999 Rosetta issued a total of 1,387,298 shares of Series B preferred stock, 2,300,071 shares of common stock, warrants to purchase 33,339 shares of common stock with a weighted average exercise price of $4.28 per share and warrants to purchase 134,595 shares of Series B preferred stock with a weighted average exercise price of $6.20 per share to a total of 232 investors;

        7. In April 1999, Rosetta sold and issued a total of 2,019,452 shares of Series C preferred stock to a total of seven investors, including entities affiliated with two of our directors with an aggregate purchase price of $9,087,534. In connection with the Series C financing, we paid an entity affiliated with one of our directors $164,845 in cash and issued a warrant to purchase a total of 54,949 shares of Series C preferred with an exercise price of $4.50 per share;

        8. In April 1999, Rosetta issued warrants to purchase a total of 608,297 shares of our common stock with an exercise price of $4.50 per share to seven investors, including entities affiliated with two of our directors;

        9. In October 1999, Rosetta sold and issued a total of 2,285,714 shares of Series D preferred stock for an aggregate purchase price of $11,999,998 to one investor, an entity affiliated with one of our directors;

        10. In March 2000, Rosetta sold and issued a total of 4,442,378 shares of Series E preferred stock for an aggregate purchase price of $41,580,658 to a total of 16 investors, including entities affiliated with three of our directors. In connection with the Series E financing, we paid an entity affiliated with one of our directors a commission of $250,000 in cash and issued warrants to purchase a total of 26,709 shares of Series E preferred;

        11. In March 2000, Rosetta issued a total of 686,928 shares of common stock to a strategic partner in connection with a license agreement; and

        12. As of March 31, 2000, 1,968,932 shares of common stock had been issued to employees, directors and consultants of Rosetta upon exercise of options and 2,148,945 shares of common stock were issuable upon exercise of outstanding options under Rosetta's 1997 stock option plan.

    (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

    The issuances described in Items 15(a)(1)-(11) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(12) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Rosetta.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


NUMBER                  DESCRIPTION
------                  -----------
   1.1*                 Form of Underwriting Agreement.
   2.2**                Agreement and Plan of Reorganization by and among Registrant and Acacia Biosciences, Inc. dated January 29, 1999.
   3.1**                Sixth Amended and Restated Certificate of Incorporation of
                        Registrant.
   3.2**                Amended and Restated Certificate of Incorporation of
                        Registrant (proposed, post-offering).
   3.3**                Amended and Restated Bylaws of Registrant.
   3.4**                Amended and Restated Bylaws of Registrant (proposed,
                        post-offering).
   4.1                  Specimen Stock Certificate.
   4.2**                Amended and Restated Investors' Rights Agreement, dated
                        March 15, 2000 between Registrant and holders of
                        Registrant's Series A, Series B, Series C, Series D, and
                        Series E preferred stock.
   5.1                  Opinion of Venture Law Group regarding the legality of the common stock being registered.
  10.1**                Form of Indemnification Agreement between Registrant and
                        each of its Officers and Directors.
  10.2**                1997 Stock Plan.
  10.3**                2000 Stock Incentive Plan.
  10.4**                2000 Employee Stock Purchase Plan.
  10.5**                2000 Directors' Stock Option Plan.
  10.6**                Amended and Restated Contribution Agreement dated November
                        1997 by and among Stephen Friend, Leroy Hood and the Fred
                        Hutchinson Cancer Research Center and Registrant.
  10.7**                Series C Preferred Stock Purchase Agreement between
                        Registrant and certain stockholders, dated April 1, 1999.
  10.8**                Series D Preferred Stock Purchase Agreement between
                        Registrant and Hewlett-Packard Company, dated October 1,
                        1999.
  10.9**                Series E Preferred Stock Purchase Agreement between
                        Registrant and certain stockholders, dated March 15, 2000.
  10.10**               Common Stock Purchase Agreement between Registrant and
                        Stephen Friend, dated January 31, 1997.
  10.11**               Common Stock Purchase Agreement between Registrant and
                        Stephen Friend dated May 15, 1997.
  10.12**               Common Stock Purchase Agreement between Registrant and John
                        King, dated May 15, 1997.
  10.13+**              Amended and Restated Exclusive License by and between
                        Registrant and The Regents of The University of California
                        for Gene Reporter Matrix with an original effective date of
                        September 1, 1995 and amended and restated as of December 1,
                        1998.
  10.14**               Lease Agreement dated December 17, 1996, between Registrant and Rosenberg et al. d/b/a C & R Investments for property
                        located at 4136 Lakeside Drive, Richmond, CA 94806 and
                        amendments thereto.
  10.15**               Lease Agreement dated January 21, 1997 between Registrant
                        and Overaa Properties for property located at 4138 Lakeside
                        Drive, Richmond, CA 94806 and all amendments thereto.

NUMBER                  DESCRIPTION
------                  -----------
  10.16**               Lease Agreement dated February 19, 1997 between Registrant and Riggs Bank N.A., as trustee for Multi-Employer Property
                        Trust for space at Building G at Suite 210, 12040 115(th)
                        Avenue NE, Kirkland, WA 98034, and amendments thereto.
  10.17**               Amended and Restated Loan Security Agreement dated November
                        10, 1998 between Registrant and Silicon Valley Bank.
  10.18**               Promissory Note dated February 13, 1997 by Registrant,
                        payable to Silicon Valley Bank.
  10.19+**              Patent License Agreement dated September 1, 1997 between
                        Registrant and the University of Washington.
  10.20**               Equipment Financing Agreement dated September 10, 1997,
                        between Registrant and Lease Management Services, Inc.
  10.21                 Letter Equipment Financing Proposal from Lease Management
                        Services, Inc. to Registrant dated June 18, 1997 and revised
                        July 16, 1997.
  10.22                 Time and line letter extension from LMSI Venture Finance to
                        Rosetta Inpharmatics, Inc. dated July 28, 1999.
  10.23+**              License Agreement between Registrant and Fred Hutchinson
                        Cancer Research Center dated December 23, 1997.
  10.24**               Sublease Agreement dated August 1998 between Registrant and
                        Siemens Real Estate, Inc.
  10.25+**              Internal Use License Agreement between Registrant and
                        Affymetrix, Inc. dated November 30, 1998.
  10.26+**              License Agreement between Registrant and Xenometrix, Inc.
                        dated November 12, 1998.
  10.27                 Equipment Financing Agreement between Acacia Biosciences,
                        Inc. and Lease Management Services, Inc. dated
                        September 25, 1997.
  10.28**               Consulting Agreement between Registrant and Dr. Jasper Rine,
                        Ph.D.
  10.29+**              Resolver Early Access Program Agreement between Registrant and Dupont Pharmaceuticals Company dated September 30, 1999.
  10.30+**              Agilent Agreement Gene Expression Collaboration Agreement
                        between Registrant and Hewlett-Packard Company dated
                        October 1, 1999.
  10.31+**              License Agreement between Registrant and Oxford Gene
                        Technology IP Limited dated March 16, 2000.
  10.32**               Common Stock Issuance Agreement between Registrant and
                        Oxford Gene Technology IP Limited dated March 16, 2000.
  10.33+**              Collaboration Agreement between Registrant and Corixa
                        Corporation dated December 20, 1999.
  10.34**               Offer letter between Registrant and Stephen Friend dated
                        June 21, 1997.
  10.35**               Offer letter between Registrant and Roland Stoughton dated
                        June 6, 1997.
  10.36**               Offer letter between Registrant and John King dated
                        April 15, 1997.
  10.37**               Offer letter between Registrant and Mark Boguski dated
                        March 13, 1999.
  10.38+**              Pilot Project Collaboration Agreement between Registrant and
                        Monsanto Company dated February 3, 2000.
  10.39**               Promissory Note between Mark Boguski and Registrant dated
                        March 14, 2000.
  10.40**               Offer letter between Registrant and Gregory Sessler dated
                        March 13, 2000.
  10.41**               Promissory note between Registrant and Gregory Sessler dated
                        March 13, 2000.
  10.42+                Supply Agreement between Registrant and Agilent
                        Technologies, Inc. dated May 25, 2000.
  10.43+                Sun Channel Agreement between Sun Microsystems Inc. and
                        Registrant dated February 1, 2000.
  10.44                 Letter lease proposal from Lease Management Services, Inc.
                        to Acacia Biosciences, Inc. dated April 25, 1997.
  23.1                  Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.
  23.2**                Consent of Venture Law Group, a Professional Corporation.
                        (See Exhibit 5.1)
  23.3                  Consent of Pennie & Edmonds LLP.

NUMBER                  DESCRIPTION
------                  -----------
  24.1**                Power of Attorney. Reference is made to the signature page.
  27.1**                Financial Data Schedule.


------------------------

*   To be supplied by amendment.

+   Confidential treatment requested as to certain portions of this Exhibit.

**  Previously filed by Registrant.

(b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, State of Washington on June 20, 2000.


                                                     ROSETTA INPHARMATICS, INC.

                                                     By: *
                                                         --------------------------------------------
                                                         Stephen H. Friend, M.D., Ph.D.
                                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



SIGNATURE                                                     TITLE                        DATE
---------                                                     -----                        ----
                *
---------------------------------           President, Chief Executive Officer and     June 20, 2000
Stephen H. Friend, M.D., Ph.D.                Director (Principal Executive Officer)

/s/ JOHN J. KING, II
---------------------------------           Senior Vice President, Chief Operating     June 20, 2000
John J. King, II                              Officer and Director

/s/ GREGORY SESSLER                         Senior Vice President, Chief Financial
---------------------------------             Officer (Principal Financial and         June 20, 2000
Gregory Sessler                               Accounting Officer)

                *
---------------------------------           Director                                   June 20, 2000
Steven Gillis, Ph.D.

                *
---------------------------------           Director                                   June 20, 2000
Bill Buffington

                *
---------------------------------           Director                                   June 20, 2000
Ruth Kunath

                *
---------------------------------           Director                                   June 20, 2000
Peter Svenillson

                *
---------------------------------           Director                                   June 20, 2000
Charles P. Waite

                *
---------------------------------           Director                                   June 20, 2000
Harvey S. Sadow, Ph.D.

                *
---------------------------------           Director                                   June 20, 2000
William W. Ericson


*By:   /s/ JOHN J. KING, II
       ---------------------------
       John J. King, II
       Attorney-In-Fact